Exhibit 4.6

AMENDED AND RESTATED

AECOM TECHNOLOGY CORPORATION

2000 STOCK INCENTIVE PLAN

(As Amended and Restated Effective October 1, 2006)

AMENDED AND RESTATED
AECOM TECHNOLOGY CORPORATION
STOCK INCENTIVE PLAN FOR NON-EMPLOYEE DIRECTORS

ARTICLE I. GENERAL PROVISIONS

1.             PURPOSE

The purpose of this Amended and Restated AECOM Technology Corporation Stock Incentive Plan For Non-Employee Directors (the “Plan”) is to provide each Director with the ability to increase his or her proprietary interest in the Company’s long-term prospects by providing for the grant of options to purchase AECOM Common Stock to Directors.

2.             DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)                                “Act” means the Securities Act of 1933, as amended from time to time.

(b)                               “Agreement” means a written agreement setting forth the terms of an Option.

(c)                                “Beneficiary” means the person(s) who, upon the death of a Participant, shall have acquired pursuant to Article III(1), the right to receive the benefits specified under this Plan in the event of a Director’s death.

(d)                               “Board” means the Board of Directors of AECOM Technology Corporation.

(e)                                “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)                                  “Committee” means the Compensation Committee of the Board or any other committee appointed by the Board to administer the Plan, which committee shall be comprised only of two or more directors or such greater number of directors as may be required under applicable law.

(g)                                 “Common Stock” means, prior to the effective date of the merger of AECOM Technology Corporation with and into the AECOM Merger Subsidiary Corporation (which shall be renamed AECOM Technology Corporation) (the “Merger Date”), the common stock ($.001 par value) of AECOM Technology Corporation. On the Merger Date, each outstanding Option with respect to such common stock shall be converted to an Option with respect to Class A common stock, divided pro-rata into shares of class A-1, A-2 and A-3 common stock. All grants made on or after the Merger Date shall be made with respect to Class B common stock.

(h)                               “Company” means AECOM Technology Corporation.

(i)                                   “Directory’ means any director of the Company who is not employed by the Company or any of its Subsidiaries or by any holder of more than five percent (5%) of the outstanding voting securities of the Company.

(j)                                   “Event” shall mean any of the following:

(i)                                   Approval by the stockholders of the Company of the dissolution or liquidation of the Company;

(ii)                                Approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not Subsidiaries, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question becomes, an “affiliate”, as that tern is used in the Exchange Act and the Rules promulgated thereunder, of any party to such merger, consolidation or reorganization); or

(iii)                             Approval by the stockholders of the Company of the sale of substantially all of the Company’s business and/or assets to a person or entity which is not a Subsidiary.

(k)                                “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)                                   “Exercise Pricey’ means with respect to each share of Common Stock subject to an Option, the price at which such share may be purchased from the Company pursuant to the exercise of such Option.

(m)          “Fair Market Value” means, as of any specified date:

(i)                                   If the Common Stock is listed or admitted to trade on a national securities exchange, the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of the Wall Street Journal, of the principal national securities exchange on which the Common Stock is so listed or admitted to trade, on such date, or, if there is no trading of the Common Stock on such date (or if the market has not closed at the applicable time), then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares;

(ii)                                If the Common Stock is not listed or admitted to trade on a national securities exchange, the last/closing price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. (“NASD”) through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information;

(iii)                             If the Common Stock is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, the mean between the bid and asked price for the Common Stock on such date, as furnished by the NASD or a similar organization; or

(iv)                            If the Common Stock is not listed or admitted to trade on a national securities exchange, is not reported on the National Market Reporting System and if bid and asked prices for the Common Stock are not furnished by the NASD or a similar organization, the value as established by the Committee at such time for purposes of this Plan.

(n)                                 “Nonqualified Stock Option” means any Option that does not comply with the provisions of Section 422 of the Code.

(o)                               “Option” means the right to purchase Common Stock as provided in Article 11.

(p)                               “Participant” means a Director who has been granted Options under this Plan.

(q)                               “Personal Representative” means the person or persons who, upon the disability or incompetence of a Director, shall have acquired on behalf of the Director, by legal proceeding or otherwise, the right to receive the benefits specified in this Plan.

(r)                                  “Plan” means this Amended and Restated AECOM Technology Corporation Stock Incentive Plan For Non-Employee Directors.

(s)                                “Subsidiary” means any corporation or any other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(t)                                  “Termination” means retirement from the Board or termination of service as a Director for any other reason.

3.             SHARES; ADJUSTMENTS IN EVENT OF CHANGES IN CAPITALIZATION

(a)                                Shares Authorized for Issuance; Cut Backs. There shall be reserved for issuance under the Plan 250,000 shares of Common Stock, subject to adjustment pursuant to subsection (b) below, in connection with the award of Options. Such shares shall be authorized but unissued shares of Common Stock. If any Option shall expire without having been exercised in full, the shares subject to the unexercised portion of such Option shall again be available for the purposes of the Plan. If any grant of an Option would cause the sum of the shares of Common Stock previously issued and shares issuable under outstanding Options under the Plan to exceed the maximum number of shares authorized under the Plan, the Company shall prorate among the Eligible Directors the grant of new Options granted to that date. If and for so long as no available share authorization remains, no additional Options shall be granted for such duration.

(b)                               Adjustments in Certain Events. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, liquidation or other similar change in capitalization, or any distribution to common shareholders other than cash dividends, the number or kind of shares that may be issued under the Plan shall be automatically adjusted so that the proportionate interest of the Directors shall be maintained as before the occurrence of such event. Such adjustment shall be conclusive and binding for all purposes of the Plan.

4.             ELIGIBILITY

Any Director of the Company shall be eligible to participate in the Plan.

5.             ADMINISTRATION

Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Decisions of the Committee shall be final, conclusive and binding upon all parties. Day-to-day administration of the Plan shall be the responsibility of the Company’s Corporate Human Resources Department. This Department may authorize new or modify existing forms for use under this Plan so long as any such modified or new forms are not inconsistent with the terms of the Plan.

ARTICLE II. OPTIONS

1.             INITIAL OPTION GRANT

On the effective date of this Plan, each person who is a Director as of such date shall be awarded an Option to purchase 5,000 shares of Common Stock. After the effective date, if any person who becomes a Director, such Director shall be granted (without further action by the Committee) an option to purchase 5,000 shares of Common Stock; the date of grant of which shall be the date the Director takes office.

2.             ANNUAL OPTION GRANT

On the first business day following the Company’s Annual Meeting of Shareholders in 1996 and each year thereafter until 2005, or, if no such meeting is held, on April 1 or the first business day thereafter, and each year thereafter, each person who is a Director on the Award Date shall be automatically granted (without further action by the Committee) an Option to purchase 2,500 shares of Common Stock.

3.             OPTION TERMS

Options granted under the Plan shall be subject to the following terms and conditions:

(a)                                  Option Designation and Agreement. Any Option granted under the Plan shall be granted as a Nonqualified Stock Option. Each Option shall be evidenced by an

Agreement between the recipient and the Company containing the terms and conditions of the Option.

(b)                                 Option Price. The Exercise Price of Common Stock issued pursuant to each Option shall be equal to 100% of the Fair Market Value of the Common Stock on the date of grant.

(c)                                  Term of Option. No Option shall be exercisable more than ten years after the date the Option is granted, subject to earlier termination as provided below.

(d)                                 Vesting. Options granted under the Plan shall vest six months after the date of grant.

(e)                                  Exercise. Options, to the extent they are vested, may be exercised in whole or in part at any time during the option period; provided, however, that an option may not be exercised at any time for fewer than 100 shares (or the total remaining shares covered by the Option if fewer than 100 shares) during the term of the Option. The specified number of shares will be issued upon receipt by the Company of (i) notice from the optionee of exercise of an Option, and (ii) payment to the Company (as provided in (f) below) of the Exercise Price for the number of shares with respect to which the Option is exercised. Each such notice and payment shall be delivered or mailed by postpaid mail, addressed to the Treasurer of the Company at AECOM Technology Corporation, 555 South Flower Street, Suite 3700, Los Angeles, California 90071, or such other place as the Company may designate from time to time.

(f)                                    Payment for Shares. The Exercise Price for the Common Stock shall be paid in full when the Option is exercised. The Exercise Price may be paid in whole or in part (i) in cash, (ii) in whole shares of Common Stock owned by the Director six months or longer and evidenced by negotiable certificates, valued at their Fair Market Value on the date of exercise, (iii) by a combination of such methods of payment, or (iv) in such other form or in such other manner as the Committee may determine. In addition, a Director may exercise the Option by effecting a “cashless exercise” of the Option; that is providing assurance from a broker registered under the Exchange Act, of the delivery of the proceeds of an imminent sale of the stock to be issued pursuant to the exercise of such Option, such sale to be made at the direction of the Director.

(g)                                 Termination. If a Director’s service on the Board terminates by reason of (i) normal retirement from the Board at age 72, (ii) the death or total and permanent disability within the meaning of Section 22(e)(3) of the Code of such Director, (iii) an Event, or (iv) voluntary early retirement to take a position in governmental service, any Option held by such Director may thereafter be exercised by the Director, or in the event of death by his or her Beneficiary, to the extent it was vested and exercisable at the time of termination (i) for a period equal to the number of years of completed Board service as of the date of termination of the

Director on whose behalf the Option is exercised, or (ii) until the expiration of the stated term of such Option, whichever period is the shorter. In the event of termination for any reason other than those set forth above, any Option held by such Director may thereafter be exercised by the Director to the extent it was vested and exercisable at the time of termination (i) for a period of one year from the date of such termination or (ii) until the expiration of the stated term of such Option, whichever period is the shorter.

(h)                                 Term. No Option shall be granted pursuant to the Plan on or after the tenth anniversary of the effective date of this Plan, but Option awards granted prior to such tenth anniversary may extend beyond that date until the expiration of their terms.

ARTICLE III. MISCELLANEOUS PROVISIONS

1.             BENEFICIARY DESIGNATION

A Director may designate any person to whom payments are to be made if the Director dies before receiving payment of all amounts due hereunder. A designation of Beneficiary will be effective only after the signed Election is filed with the Secretary of the Company while the Director is alive and will cancel all designations of a Beneficiary signed and filed earlier. If the Director fails to designate a Beneficiary as provided above, remaining unpaid amounts shall be paid to the estate of such Director. If all Beneficiaries of the Director die before the Director or before complete payment of all amounts due hereunder, the remaining unpaid amounts shall be paid to the estate of the last to die of such Beneficiaries.

2.             INALIENABILITY OF BENEFITS

(a)                                Limit On Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Article III(2), by applicable law and by the Award Agreement, as the same may be amended, (i) Awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) Awards shall be exercised only by the Participant; and (iii) amounts payable or shares issuable pursuant to any Award shall be delivered only to (or for the account of) the Participant. The Committee shall disregard any attempt at transfer, assignment or other alienation prohibited by the preceding sentence and shall pay or deliver such cash or shares of Common Stock in accordance with the provisions of the Plan.

(b)                               Exceptions. The Committee may permit Awards to be exercised by and paid to certain persons or entities related to the Participant, including but not limited to members of the Participant’s immediate family, or charitable institutions, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the Participant and/or members of the Participant’s immediate family or to such other related persons or entities as may be approved by the Committee, pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer (i) is being made for essentially donative, estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration or in exchange for an interest in a qualified transferee), and (ii) will not compromise the Corporation’s ability to register shares issuable under this Plan on SEC Form S-8 under the Securities Act.

(c)                                Further Exceptions to Limits On Transfer. The exercise and transfer restrictions in Article III(2)(a) shall not apply to (i) transfers to the Corporation, (ii) the designation of a beneficiary to receive benefits in the event of the Participant’s death or, if the Participant has died, transfers to or exercise by the Participant’s Beneficiary, or, in the absence of a validly designated Beneficiary, transfers to the estate, (iii) transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Committee, or (iv) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the Participant by his or her legal representative.

3.             GOVERNING LAW

The provisions of this Plan shall be interpreted and construed in accordance’ with the laws of the State of California, without giving effect to the doctrine of conflict of laws.

4.             AMENDMENTS

The Committee may amend, alter or terminate this Plan at any time without the prior approval of the Directors. The Company, with the consent of the Participant, may make such modifications of the terns and conditions of such Participant’s Options as it shall deem advisable. No Options may be granted during any suspension of this Plan or after its termination. The amendment, suspension or termination of this Plan shall not, without the consent of the Participant, alter or impair any rights or obligations pertaining to any Awards granted under this Plan prior to such amendment, suspension or termination.

5.             COMPLIANCE WITH RULE 16B-3

It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act to the extent that such Rule is applicable to the Company and that Plan participants remain non-employee directors (‘Won-Employee Directors”) for purposes of administering other employee benefit plans of the Company and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Non-Employee Directors, that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain Non-Employee Directors, to the extent permitted by law and deemed advisable by the Committee, and in a11 events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

6.             EFFECTIVE DATE

This restated Plan shall be effective as of this 30th day of April, 2002.

AECOM TECHNOLOGY CORPORATION

By: